Exhibit d 1 d

ECLIPSE FUNDS INC.

AMENDMENT TO THE MANAGEMENT AGREEMENT

This Amendment to the Management Agreement is hereby made as of the 26th day of February, 2010 (the “Agreement”) between Eclipse Funds Inc., a Maryland corporation (the “Company”), further amended from time to time, on behalf of its series as set forth on Schedule A (each, a “Fund,” and collectively, the “Funds”) and New York Life Investment Management LLC, a Delaware limited liability company (“NYLIM” or the “Manager”).

WHEREAS, the Company and the Funds are parties to an Amended and Restated Management Agreement, dated August 1, 2008, as amended (“Agreement”); and

WHEREAS, the parties hereby wish to amend the Agreement to reflect the removal of the Intermediate Term Bond Fund and Balanced Fund to the schedule.

NOW, THEREFORE, the parties agree as follows:

(i)	effective February 26, 2010, Schedule A is hereby amended by deleting it in its entirety and replacing it with the Schedule attached hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers and attested as of the date first written above.

NEW YORK LIFE INVESTMENT MANAGEMENT LLC

Attest:	/s/ Thomas Lynch	By:	/s/ Stephen P. Fisher
Name:	Thomas Lynch	Name:	Stephen P. Fisher
Title:	Vice President and Assistant	Title:	Senior Managing Director
General Counsel

ECLIPSE FUNDS INC.

Attest:	/s/ Thomas Lynch	By:	/s/ Scott Harrington
Name:	Thomas Lynch		Name: Scott Harrington
Title:	Assistant Secretary		Title: Vice President

SCHEDULE A

(As of February 26, 2010)

For all services rendered by the Manager hereunder, each Fund of the Company shall pay the Manager and the Manager agrees to accept as full compensation for all services rendered hereunder, at annual fee equal to the following:

FUND	ANNUAL RATE
MainStay High Yield Opportunities Fund	0.80% on all assets

* The Manager will receive no fee from the Fund, although the parties acknowledge that the Manager or its affliates shall receive compensation from other registered investment companies, including other series of the Company, in connection with assets of the Fund that are invested in such investment companies.